UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INTEVAC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Intevac Issues Statement Disagreeing with ISS Recommendation

SANTA CLARA, Calif., May 1, 2014 – Intevac, Inc. (NASDAQ: IVAC) today issued the following statement regarding a report by Institutional Shareholder Services (“ISS”). The report relates to the election of directors to Intevac’s Board of Directors at the Company’s 2014 Annual Meeting of Stockholders to be held on May 14, 2014.

Commenting on the ISS report, Intevac issued the following statement:

Under the stewardship of Intevac’s Board of Directors and management team, Intevac is well positioned to continue delivering results and creating value for all stockholders. Intevac’s Board is active and engaged and our directors possess skills and experience across a wide range of disciplines and industries that are critical to Intevac’s business. We are confident that Intevac has the right Board, the right management team and the right strategies to continue to drive value for all stockholders.

We disagree with ISS’s conclusion that two of Voce’s Capital’s nominees are qualified to effect positive change at Intevac. The Board took action to turnaround the company 18 months ago, well before ISS reached the conclusion that change is warranted. The steps taken by the Intevac Board are already driving real and meaningful change to increase stockholder value:

•	Appointing a new CEO;
•	Executing a clear strategy to drive growth and enhance profitability in each of Intevac’s core businesses;
•	Streamlining Intevac’s cost structure; and
•	Commencing a $30 million stock repurchase program, as part of Intevac’s capital allocation policy, which ISS erroneously credits to Voce Capital.

We support the recommendation to reject one of the Voce Capital nominees but believe that ISS reached the wrong conclusion in failing to recommend that stockholders elect all of Intevac’s director nominees.

Intevac has a strong track record of Board refreshment. Intevac’s Board comprises eight highly qualified directors, six of whom are independent, two of whom joined the Board in the past year and four of whom joined the Board in the past four years. Most recently, we appointed Matthew Drapkin, a stockholder representative, to our Board. We are also committed to appointing two new independent directors with expertise in defense and data storage. As a member of the Nominating and Governance Committee, Mr. Drapkin will play an active role in helping identify talented individuals to serve on Intevac’s Board.

Now is not the time to diverge from Intevac’s leadership and its strategic plan. We believe that replacing any of Intevac’s director nominees with Voce Capital’s nominees could negatively impact stockholder value and derail the important progress that is underway at Intevac, particularly given that:

•	Voce Capital has no coherent strategic plan for Intevac, although ISS incorrectly indicates that Voce Capital does have a plan. Moreover, Voce Capital is inconsistent about its intentions for Intevac or whether it plans to step back from the value destroying actions it had previously advocated.
•	Voce Capital’s nominees have no relevant experience in any of the industries in which Intevac operates or any other pertinent industries.
•	Voce Capital’s erratic actions with respect to Intevac, including its refusal to let Intevac interview its director nominees without first agreeing to unreasonable demands, raise serious questions about whether Voce Capital will put the interests of ALL Intevac’s stockholders ahead of its own.

In its April 30, 2014 report, ISS stated1:

“[T]he company has recently improved profitability, announced a large buyback, and replaced the CEO… it is too early to predict the long-term trajectory from these recent changes.”

“[A] new CEO, improving revenue trends, and other strategic initiatives make it difficult to pinpoint the dissident’s effect on the stock.”

Intevac’s stockholders are reminded that their vote is important, no matter how many or how few shares they own. Whether or not stockholders plan to attend the Annual Meeting, they have an opportunity to protect their investment by voting the WHITE proxy card FOR Intevac’s eight director nominees: Norman H. Pond, Wendell T. Blonigan, Matthew A. Drapkin, David S. Dury, Stanley J. Hill, Thomas M. Rohrs, John F. Schaefer and Ping Yang.

Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Intevac’s legal counsel.

If you have any questions, require assistance with voting your WHITE proxy card,

or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

ABOUT INTEVAC

Intevac was founded in 1991 and has two businesses: Equipment and Photonics.

In our Equipment business, we are a leader in the design and development of high-productivity, thin film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties.

Intevac is the market and technology leader in the hard drive industry, with our systems processing approximately 60% of all magnetic disk media produced worldwide. Our high-performance, high-throughput technology solutions continue to expand into additional markets – including solar and adjacent thin film deposition applications.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the sole-source provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information, call 408.986.9899, or visit www.intevac.com

[1]	Permission to use quotations neither sought nor obtained

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter may constitute “forward looking statements,” including statements regarding Intevac’s growth and board development strategies, stockholder value creation, business trends and opportunities, and capital management initiatives. Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Certain risks and uncertainties are disclosed from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise any forward looking statements.

Intevac, Inc.

Jeff Andreson, 408-986-9888

Chief Financial Officer

Claire McAdams, 530-265-9899

Investor Relations

Jamie Moser / Tim Lynch / Alyssa Cass, 212-355-4449

Joele Frank, Wilkinson Brimmer Katcher